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Exhibit 10.48

EXECUTION COPY

SUBLICENSE AGREEMENT

        THIS SUBLICENSE AGREEMENT ("Agreement") is made and entered into effective as of the 28th day of August, 2000 (the "Effective Date") by and between ANGIOMED, GmbH & Co. Medizintechnik KG., a German corporation ("ANGIOMED"), and ENDICOR MEDICAL, INC., a California corporation, ("ENDICOR").

RECITALS

        A.    ANGIOMED has developed and is the licensee of all right, title and interest in certain patents rights relating to medical devices.

        B.    ENDICOR engages in the development of medical devices.

        C.    ENDICOR desires to acquire a sublicense to the Licensed Patents (as defined below) for the development, manufacturing and commercialization of medical devices and apparatuses and ANGIOMED desires to sublicense to ENDICOR the Licensed Patents under the terms and conditions of this Agreement.

AGREEMENT

        The parties hereby agree as follows:

        1.    Definitions

        1.1   "Affiliate" means any company or entity which controls, is controlled by, or is under common control with, an entity. For purposes of this definition, "control" means: (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

        1.2   "Confidential Information" means the confidential information or proprietary information of either party, including but not limited to patents, patent applications, know-how, trade secrets and copyrighted works.

        1.3   "Effective Date" means the date first written above.

        1.4   "PDA" shall mean the United States Food and Drug Administration, or any successor agency thereto.

        1.5   "Foreign Counterparts" means all foreign patent applications and issued foreign patents, which claim priority from, or share common priority with, an identified European patent or patent application, or which claim and disclose substantially similar inventions that are the subject matter of such identified European patent or patent applications.

        1.6   "Licensed Patents" means the patent rights owned or controlled by ANGIOMED in the patents and patent applications identified on Appendix A attached hereto and incorporated into this Agreement by reference, and the inventions covered by those applications and patents, and Foreign Counterparts thereof.

        1.7   "Licensed Product" shall mean a product that incorporates, embodies, uses or is designed or produced using the inventions claimed in the Licensed Patents, and includes, but is not limited to, those products listed on Appendix C. In the event ENDICOR markets any additional products in the Territory which involve mechanical removal of thrombus from vasculature it will so notify ANGIOMED within forty-five (45) days after the first sale and state whether such additional product is covered by a claim of the Licensed Patents. In the event the parties disagree on whether such product is covered by a claim of a Licensed Patent, the procedures of Section 11.8 shall be utilized.

        1.8   "Net Sales" shall have the meaning ascribed to it in the Starck Agreement. Licensed Products shall be considered "sold" when the amount billed out or invoiced to a third party has been received by ENDICOR or its Affiliates or sublicensees. If a Licensed Product is incorporated into another product or is sold in combination with other products or services and not invoiced separately, such Licensed Products shall be included in the Net Sales at the then current list price for such quantities of such Licensed Products with any discount from list price being applied proportionately to the discount from list price of the product into which the Licensed Product was incorporated or the list price of the other product sold, as the case may be. If there is then no current list price for such Licensed Product, the Net Sales will be based on the separate value of such Licensed Product and such other products or services.

        1.9   "Starck Agreement" means the agreement between Angiomed and Dr. Erhard Starck, dated February 1, 1990, a copy of which is attached as Appendix B.

        1.10 "Territory" shall mean those countries in which a Licensed Patent has been issued and has not been declared invalid or unenforceable by a patent office or court of competent jurisdiction. The countries currently in the Territory are listed in Appendix A.

        2.    Sublicense Terms

        2.1    Sublicense Grant to ENDICOR.    Subject to the terms and conditions of this Agreement, ANGIOMED hereby grants to ENDICOR a nonexclusive sublicense under the Licensed Patents to develop, manufacture, have manufactured, import, export, use, offer to sell, sell and otherwise dispose of Licensed Products in the Territory.

        2.2    Starck License.    ENDICOR acknowledges that ANGIOMED has exclusively licensed Dr. Starck's rights in the Licensed Patents pursuant to the Starck Agreement.

        2.3    Sublicenses.    On giving written notice to ANGIOMED, ENDICOR may sublicense the rights granted by ANGIOMED. ENDICOR shall be responsible for all obligations of such sublicensees hereunder, including without limitation their obligation to maintain confidentiality of information and to report Net Sales and to pay royalties on sales of Licensed Products.

        2.4    Starck License Maintenance.    ANGIOMED shall perform all of its obligations under the Starck License Agreement and use its best efforts to maintain the Starck License Agreement in full force and effect for the entire term of this Agreement, as it may be extended. In the event that despite such best efforts, ANGIOMED knows or has reason to believe that the Starck License Agreement will be terminated, it shall provide prompt notice to ENDICOR and shall cooperate with ENDICOR in maintaining the Starck License Agreement in effect, which cooperation may include assignment of the Starck License Agreement to ENDICOR or the loan or other advancing of funds to ANGIOMED to meet its financial or other obligations under the Starck License Agreement. Any such advancement shall be credited against amounts otherwise payable by ENDICOR to ANGIOMED hereunder.

        3.    Royalties And Other Payments, Due Diligence

        3.1    Initial Payments.    Promptly after the execution of this Agreement, ENDICOR shall pay ANGIOMED Forty Thousand U.S. Dollars ($40,000) as a sublicense fee.

        3.2    Royalties.

          (a)   ENDICOR shall pay to ANGIOMED a royalty of Net Sales of Licensed Products in the Territory in an amount equal to (i) one (1) percent of Net Sales and (ii) the payments due to Dr. Starck under the Starck Agreement with respect to ENDICOR'S Net Sales.

          (b)   ENDICOR shall pay to ANGIOMED an annual minimum royalty payment of Twenty Thousand U.S. Dollars ($20,000) for the calendar year 2000 and Forty Thousand U.S. Dollars ($40,000) per calendar year thereafter. In the event earned royalties under Section 3.2(a) above do not equal or exceed the annual minimum royalty, ENDICOR shall, within sixty (60) days of the end of each year pay any such shortfall.

        3.3    Payment Dates and Statements.    Within sixty (60) days of the end of each calendar quarter in which Net Sales occur, ENDICOR shall calculate the royalty amount owed to ANGIOMED under Section 3.2 and shall remit such amount to ANGIOMED. Such payment shall be accompanied by a statement showing the calculation of the amount owed for Licensed Products, including the Net Sales of Licensed Products for that quarter (including the gross sales and permissible deductions therefrom), Net Sales within Germany and elsewhere in the Territory as provided in the Starck Agreement, and the exchange rate (as determined pursuant to Section 3.6) used to convert any royalty amounts into U.S. Dollars.

        3.4    Late Payments.    Any payment owed to ANGIOMED under this Agreement that is not paid on or before the date such payment is due shall bear interest, to the extent permitted by applicable law, at eight percent (8%) per annum, calculated on the number of days such payment is delinquent.

        3.5    Records and Accounting.    ENDICOR shall keep and cause its Affiliates and sublicensees to keep complete and accurate records of the latest three (3) years of Net Sales. ANGIOMED shall have the right annually at its own expense to have an independent, certified public accountant review such records upon at least thirty (30) day notice and during reasonable business hours for the purposes of verifying royalties payable to ANGIOMED. Such review shall be conducted so as not to unreasonably interfere with ENDICOR's operations. Such accountant shall agree to appropriate confidentiality provisions and transmit to ANGIOMED only the results of its review and items necessary to show any discrepancy between ENDICOR's reports. Results of such review shall be made available to both parties. If the review results in a determination of an underpayment of royalties to ANGIOMED, such underpayment shall be promptly remitted to ANGIOMED with interest as provided in Section 3.4. If such review determines that Net Sales were more than 110% of the Net Sales reported by ENDICOR for the period under review, ENDICOR shall pay all of the reasonable costs of such review and shall pay to Angiomed twice the underpayment owed under Section 3.2.

        3.6    Currency of Payments.    All payments under this Agreement shall be made in U.S. Dollars by wire transfer to such bank account as ANGIOMED may designate from time to time. Any payments due hereunder shall be payable in U.S. Dollars at the average of the rate of exchange of the currency of the country in which the Net Sales are made as reported in the New York edition of The Wall Street Journal, for the last three (3) business days of the quarter for which the royalties are payable.

        3.7    Blocked Currency.    If the law or regulation of any country shall at any time operate to prohibit the transfer of funds therefrom to ANGIOMED, ENDICOR shall notify ANGIOMED to such effect and (provided that ENDICOR shall first attempt in good faith to follow ANGIOMED's instructions pursuant to the first sentence of Section 3.6) shall have the right to pay or cause to be paid royalties hereunder on account of its sales and the sales of its Affiliates and sublicensees in such country by depositing local currency (if ENDICOR is paid in such currency) to the account of ANGIOMED in an interest-bearing account if permissible at the prevailing commercial interest rate in a bank in such country (which account and bank are reasonably acceptable to ANGIOMED). ENDICOR shall thereafter cooperate with ANGIOMED in ANGIOMED's efforts to obtain the lawful release of said funds to ANGIOMED, but shall have no further responsibility therefor.

        3.8    Tax Withholding.    If laws or regulations require the withholding of income taxes owed by ANGIOMED on account of royalties accruing under this Agreement, such taxes shall be deducted on a country-by-country basis by ENDICOR from such remittable royalty and will be paid by it to the proper taxing authority. Proof of payment shall be secured and sent to ANGIOMED as evidence of such payment.

        3.9    Other Taxes.    ENDICOR shall pay all sales, use, transfer or similar taxes, whether foreign, federal (United States), state or local, however designated, that are levied or imposed by reason of the sale or transfer of Licensed Products contemplated hereby, and any penalties, interest and collection or withholding costs associated with any of the foregoing items, excluding, however, taxes accruing to ANGIOMED under applicable law.

        4.    Intellectual Property

        4.1    Maintenance.    ANGIOMED shall maintain the Licensed Patents during the term of this Agreement. The maintenance of all Licensed Patents shall be the responsibility of ANGIOMED.

        4.2    Fees and Costs.    Payment of all fees and costs relating to the maintenance of the Licensed Patents shall be the responsibility of ANGIOMED.

        5.    Infringement Enforcement

        5.1    First Right of Licensor.    If during the term of this Agreement the Licensed Patents licensed hereunder are or appear to be infringed by a third party then the party having knowledge thereof shall notify the other and the parties shall consult to consider what, if any, action should be taken. ANGIOMED shall have the first right (but not the obligation) to notify the infringer and/or initiate litigation or legal proceedings to abate the infringement, with the prior consent of ENDICOR which will not be unreasonably withheld. ENDICOR may elect to join in any such legal proceedings against the alleged infringer.

        5.2    Fees and Costs.    If ENDICOR elects to join in legal proceedings commenced by ANGIOMED, all fees and costs incurred therein, and all damages and awards (whether obtained by settlement or litigation) shall be shared by the parties. If ENDICOR elects not to join in legal proceedings initiated by ANGIOMED, then ANGIOMED shall be responsible for all fees and costs incurred therein and shall retain all awards therein. All reasonable costs and expenses incurred as a result of legal proceedings shall be recoverable by ENDICOR and ANGIOMED out of damages and awards recovered by ENDICOR and/or ANGIOMED. Any remaining amounts from damages and awards, once costs and expenses have been recovered, in a case where both ENDICOR and ANGIOMED have joined, shall be divided equally between ENDICOR and ANGIOMED. Each party shall reasonably cooperate with the other party, whether joining or not, in the conduct of the proceedings (such as by joining in name only).

        6.    Intellectual Property Representations And Warranties

        6.1    Intellectual Property Representations And Warranties.    ANGIOMED represents and warrants to ENDICOR as follows:

          (a)   It is, to the best of knowledge, the sole and exclusive licensee and/or owner of the entire right, title and interest in the Licensed Patents listed on Exhibit A, with the right to sublicense the same to ENDICOR as set forth in this Agreement, free and clear of all encumbrances, liens, claims, licenses and security interests of any kind.

          (b)   There are no actions, suits or proceedings pending or, to the best of ANGIOMED's knowledge, threatened against ANGIOMED at law or in equity before any court or administrative office or agency which affect the license set forth herein or the use of the Licensed Patents or the Licensed Patent Information by ENDICOR hereunder.

          (c)   Each of the patent included in the Licensed Patents is currently pending and in good standing and has not been abandoned.

          (d)   There are, to the best of ANGIOMED's knowledge, no patents or patent applications other than the Licensed Patents, which if issued, would be infringed by ENDICOR's manufacture, use or sale of a Licensed Product. ANGIOMED is not the owner or other licensee of any patents or patent applications relating to the inventions claimed in the Licensed Patents, other than the Licensed Patents listed on Schedule A.

        7.    Confidential Information

        7.l    Confidentiality.    ENDICOR and ANGIOMED realize that some information received by one party from the other pursuant to this Agreement will be confidential. It is therefore agreed that any information received by one party from the other which is in writing or promptly reduced to writing and clearly designated as "CONFIDENTIAL" shall not be disclosed by the receiving party to any third party and shall not be used by the receiving party for purposes other than those contemplated by this Agreement for a period of five (5) years from and after the date of termination of this Agreement. The receiving party shall use the same degree of care with respect to such information that it uses with respect to its own information which it intends to maintain proprietary and confidential. Except as specifically provided herein, nothing in this Agreement shall be construed to grant either party any license or other right to the Confidential Information of the other party. However, nothing in this Agreement shall prevent the receiving party from exercising any legal rights to use, disclose, duplicate or publish any such information:

          (a)   which was in the public domain at the time of the disclosure to the receiving party, or which thereafter fell into the public domain without any fault of the receiving party;

          (b)   which the receiving party rightfully had in its possession prior to the disclosure as evidenced in writing;

          (c)   which the receiving party lawfully obtained without restriction from a third party who is not under any confidentiality obligations to the disclosing party; or

          (d)   which, in the case of an oral disclosure, shall not have been subsequently summarized in writing and such written summary delivered to the receiving party within thirty (30) days after such oral disclosure.

        7.2    Confidentiality Agreements.    Each party shall maintain agreements with their respective employees and representatives providing for confidentiality and non-use commitments consistent with its obligations hereunder and will require all of its employees, consultants, clinical collaborators, agents or others who have access to any such confidential information of the other party to execute confidentiality and non-use agreements covering such confidential information subject to Article 6 and will exercise its reasonable best efforts to obtain compliance therewith.

        8.    No Disclosure Without Consent Or Legal Requirement

        8.1    No Disclosure Without Consent Or Legal Requirement.    Neither party shall release any information to any third party with respect to the terms or existence of this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld). This prohibition includes, but is not limited to, press releases, educational and scientific conferences, promotional materials, and disclosures to (or discussions with) the media. It is understood, however that the parties shall have the right to provide required information concerning this Agreement to investors and potential investors, and to Affiliates in order to enable them to carry out the activities contemplated hereunder. In addition, each party may, in its reasonable judgment, disclose such information as may be required by law. Each party agrees to notify the other party of its intention to disclose such information to a third party (but not the identity of the third party). Neither party shall use the name of the other party in any publication or promotional material or in any form for public distribution without the prior written consent of the other party.

        9.    Term And Termination

        9.1    Term.    The term of this Agreement (the "Term") shall commence as of the Effective Date and shall continue on a country-by-country basis in the Territory, until the expiration of all Licensed Patents in such country.

        9.2    Default and Effects Thereof.    In the event of failure of either party to comply with its obligations under the Agreement in any material respect which shall continue for more than thirty (30) days after written notice thereof from the non-defaulting party to the defaulting party; then the non-defaulting party shall be entitled, without prejudice to any of its other rights under this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement by giving written notice to that effect to the defaulting party. The right of either party to effect such termination of such license shall not be affected in any way by its waiver or failure to take action with respect to any previous default with respect to this Agreement.

        9.3    Insolvency or Bankruptcy.    Either party may, in addition to any other remedies available to it by law or in equity, terminate this Agreement by written notice to the other party in the event (i) the other party shall have become insolvent or bankrupt, or shall have made an assignment for the benefit of its creditors, or (ii) there shall have been appointed a trustee or receiver of the other party or for all or a substantial part of its property, or (iii) any case or proceeding shall have been commenced or some other action taken by or against the other party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect or there shall have been issued a warrant of attachment, execution, distraut or similar process against any substantial part of the property of the other party, and any such event or action shall have continued for ninety (90) days undismissed, unbonded and undischarged; provided, however, that no such right to terminate shall pertain solely by virtue of a voluntary reorganization for the purpose of solvent amalgamation or reconstruction.

        9.4    Termination.

          (a)   If ENDICOR shall be in default of any material obligation hereunder and shall fail to remedy such default within thirty (30) days after notice thereof by ANGIOMED, this Agreement may be terminated at the option of ANGIOMED by notice to that effect.

          (b)   ENDICOR shall have the right to terminate this Agreement at any time by giving notice in writing to ANGIOMED of its intent to do so at least thirty (30) days prior to a termination date designated in said notice. In the event this Agreement is terminated pursuant to this paragraph 10.4(b), ENDICOR must pay ANGIOMED, not later than thirty (30) days after said designated termination, any royalties due under Section 3.2 prior to the designated termination date.

        9.5    Effect of Termination.    Upon termination of this Agreement as set forth herein:

          (a)   Neither party shall be released from any obligation that matured prior to the effective date of such termination (including payment of any royalties with respect to Net Sales prior to such termination).

          (b)   Each party will return and deliver to the other party all materials and documents containing Confidential Information of the other party, except as described in Section 9.1 to the extent the license to remaining Licensed Patent Information survives such termination and such Confidential Information is necessary to practice such license.

          (c)   The provisions of Sections 4, 5, 6, 7, 10 and 11 shall survive any termination of this Agreement.

        10.    Indemnification

        10.1    Indemnification by ENDICOR.    ENDICOR will indemnify and hold ANGIOMED harmless against all actions, suits, claims, demands, or prosecutions that may be brought or instituted against ANGIOMED or arising out of this Agreement, including, without limitation;

          (a)   The development, manufacture, packaging, use or sale of Licensed Products by ENDICOR, any Affiliate or sublicensee; and

          (b)   Any representation or warranty given by ENDICOR, any Affiliate or sublicensee with respect to any Licensed Product.

ANGIOMED will promptly notify ENDICOR within a reasonable time after it becomes aware of any claim, action or proceeding that may be subject to indemnification pursuant to this Section 10.1 and will cooperate with and authorize ENDICOR to carry out the sole management and defense of such claim, action or proceeding. ANGIOMED will not compromise or settle any claim, action or proceeding subject to indemnification without the prior written approval of ENDICOR.

        10.2    Indemnification by ANGIOMED.    ANGIOMED shall defend, indemnify and hold ENDICOR harmless from and ANGIOMED shall defend or settle, any claim, demand, action, proceeding or suit against ENDICOR, its Affiliates or sublicensees arising out of any breach of ANGIOMED's representations and warranties under Section 7 above.

        11.    Miscellaneous Provisions

        11.1    No Partnership.    Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer, employee or joint venture relationship between the parties. Neither party shall incur any debts or make any commitments for the other.

        11.2    Force Majeure.    Neither party shall be liable to the other for loss or damages or shall have any right to terminate this Agreement for any default or delay attributable to any act of God, earthquake, flood, fire, explosion, strike, lockout, labor dispute, casualty or accident, war, revolution, civil commotion, act of public enemies, blockage or embargo, injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or subdivision, authority (including, without limitation, medical device regulatory authorities) or representative of any such government if the party affected shall give prompt notice of any such cause to the other party. The party given such notice shall thereupon be excused from such of its obligations hereunder as it is so disabled from performing and for thirty (30) days thereafter. Notwithstanding the foregoing, nothing in this Section shall excuse or suspend the obligation to make any payment due hereunder in the manner and at the time provided.

        11.3    Assignment.    Except as otherwise provided in this Agreement, neither party will not have the right to assign or transfer any of its rights or to delegate any of its duties under this Agreement without the prior written consent of the other party, which consent shall not unreasonably be withheld. Notwithstanding the foregoing, on giving written notice to the other party, either party may assign all of its rights and delegate all of its duties hereunder to an entity acquiring that portion of its business to which this Agreement relates, or to any corporate successor by way of merger or consolidation, provided that assignee first delivers to the assignor a reasonable and adequate written statement that the assignee assumes all of the assigning party's obligations hereunder.

        11.4    Entire Agreement of the Parties; Amendment.    This Agreement constitutes and contains the entire understanding and agreement of the parties and cancels and supersedes any and all prior negotiations, correspondence and understandings and agreements, whether verbal or written, between the parties respecting the subject matter hereof. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each of the parties.

        11.5    Severability.    In the event any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement or either of the parties to be invalid, illegal or unenforceable, such provision or provisions shall be validly reformed by addition or deletion of wording as appropriate to avoid such result and as nearly as possible approximate the intent of the parties and, if unreformable, shall be divisible and deleted in such jurisdiction; elsewhere, this Agreement shall not be affected.

        11.6    Captions.    The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

        11.7    Notice and Delivery.    Any notice, requests, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by internationally recognized courier or telecopier (with confirmed answer-back) to the party to whom it is directed at its address shown below or such other address as such party shall have last given by notice to the other party.

If to ENDICOR, addressed to;	ENDICOR MEDICAL, INC 1041 Calle Trepadora San Clemente, California 92673, USA
With a copy to:	Stradling Yocca Carlson & Rauth 660 Newport Center Drive, Suite 1600 Newport Beach, California 92660, USA Attn: Lawrence B. Cohn
If to ANGIOMED, addressed to:	ANGIOMED GmbH & Co. Medizintechnik KG Wachhausstrasse 6 D-76227 Karlsruhe, Germany

With a copy to:	C. R. Bard, Inc. 730 Central Avenue Murray Hill, New Jersey 07974 Attention: General Counsel

        11.8    Informal Dispute Resolution.    In an effort to resolve informally and amicably any claim, controversy, or dispute arising out of or related to the interpretation, performance, or breach of this Agreement (a "Dispute") without resorting to litigation, each party shall notify the other party to the Dispute in writing of any Dispute hereunder that requires resolution. Such notice shall set forth the nature of the Dispute, the amount involved, if any, and the remedy sought. Each party shall promptly designate an executive-level employee to investigate, discuss and seek to settle the matter between them. If the two designated representatives are unable to settle the matter within thirty (30) days after such notification, the matter shall be submitted to the parties' respective Chief Executive Officer for consideration. If settlement cannot be reached through their efforts within an additional thirty (30) days (or such longer time period as they shall agree upon in writing), the dispute shall be finally settled by arbitration conducted in accordance with the rules of the American Arbitration Association, by independent and impartial arbitrators. The judgment upon the award rendered by the arbitrator(s) shall be entered by any court having jurisdiction thereof. The arbitrators shall award to one or more parties in the arbitration all or so much of such party's or parties' expenses for attorneys' fees and costs as the arbitrators deem appropriate, taking into account the relative merits of the positions asserted by the parties and any prearbitration offers of settlement or compromise.

        11.9    Governing Law of Interpretation of Agreement.    This Agreement shall be governed by and construed in accordance with the laws of Germany without regard to the conflict of laws provisions thereof. The English language version of this Agreement controls any interpretation of the Agreement between the parties.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first set forth above, each copy of which shall for all purposes be deemed to be an original.

Aug. 28, 2000	ANGIOMED GmbH & Co. Medizintechnik KG
	By:	/s/ Dieter Hillmer
	Name:	Dieter Hillmer
	Title:	General Manager
ENDICOR MEDICAL, INC.
	By:	/s/ W. J. Mezger
	Name:	W.J. MEZGER
	Title:	President

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  Exhibit 10.48
SUBLICENSE AGREEMENT